EXHIBIT 2.3

                              ARTICLES OF AMENDMENT
                    TO THE AMENDED ARTICLES OF INCORPORATION
                          OF COMMERCIAL CONCEPTS, INC.

         Pursuant to the provisions of the Utah Revised Business Corporation Act (the "Act"), the undersigned corporation adopts the following Articles of Amendment to its Amended Articles of Incorporation:

         1. Name. The name of the corporation is "Commercial Concepts, Inc."

         2. Text of Amendment. Article IV of the corporation's Amended Articles of Incorporation is hereby amended by deleting the entirety of the provisions of this Article and substituting therefore the following provisions:

                  The total number of shares of all classes of capital stock which the Company shall have authority to issue is TWO HUNDRED FIFTY MILLION (250,000,000) of which 240,000,000 shares $.001 par value, shall be Common Stock ("the Common Stock") and 10,000,000 shares, no par value, shall be Preferred Stock (the "Preferred Stock"). There is hereby designated 1,000,000 shares of the authorized Preferred Stock as Series A Convertible Preferred Stock. To the extent that shares of any such series of Preferred Stock are, following their initial issuance, converted as hereinafter provided or repurchased by the Company, the number of shares in such series shall be automatically reduced, without further action by the shareholders or the Board of Directors of the Company. The Board of Directors of the Company shall have the authority granted by the Act to amend these Articles of Incorporation by resolution and divide the Preferred Stock into classes and series, and establish and modify the designations, powers, preferences, rights, qualifications, limitations and restrictions of each of the shares of Preferred Stock.

         3. No Exchange, Reclassification or Cancellation. The foregoing amendment to this corporation's Amended Articles of Incorporation does not provide for an exchange, reclassification or cancellation of issued shares of the corporation.

         4. Date of Adoption by Board. Pursuant to Act, the foregoing amendment to the corporation's Amended Articles of Incorporation was adopted by the Board of Directors of the corporation on the 10th day of January, 2002, declaring the amendment to be advisable and directing that it be submitted to the stockholders of this corporation for consideration and action.

         5. Shareholder Ratification. A majority of shareholders of the corporation, approved the foregoing amendment of this corporation's Amended Articles of Incorporation by a Consent Resolution and the remaining shareholders were notified of the amendment effective February 8, 2002.

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                 Outstanding                                         Per cent of
                  Shares On      Number of         Number of        Outstanding
                 Record Date   Consents Sent   Consents Returneds       Shares
                 -----------   -------------   ------------------   ------------
Common Stock     40,111,677      22,152,804        22,110,804          55.1%

         The number of consents received approving the amendment was sufficient for approval by the shareholders in accordance with the corporation's Bylaws and
Section 1006 of the Act.

         6. Effective Date. The amendment shall become effective on the later of
(i) February 18, 2002, or (ii) the date that these articles of amendment are accepted for filing.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Amended Articles of Incorporation of Commercial Concepts, Inc. as of this 8th day of February 2002.

                                     Commercial Concepts, Inc.



                                     By: /s/ George E. Richards, Jr.
                                        ----------------------------------------
                                          George E. Richards, Jr., President and
                                          Chief Executive Officer

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